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                                                                  Exhibit 12
                                                                  ----------

                   PACIFIC TELESIS GROUP AND SUBSIDIARIES
                     RATIO OF EARNINGS TO FIXED CHARGES


(Dollars in millions)             1996     1995     1994     1993     1992*
                               -------  -------  -------  -------  -------
1. Earnings
   --------
   Adjusted income from
     continuing operations
     before income taxes        $1,798   $1,611   $1,793     $201   $1,782
   Interest expense (a)            455      442      455      509      506
   Interest in operating
     rental expense (b)             51       31       43       40       44
   Dividends on preferred
     securities of subsidiary
     trusts (c)                     60        -        -        -        -
                               -------  -------  -------  -------  -------
   Total earnings -
     continuing operations      $2,364   $2,084   $2,291     $750   $2,332
                               -------  -------  -------  -------  -------
2. Fixed Charges
   -------------
   Interest expense (a)         $  455   $  442   $  455     $509   $  510
   Interest in operating
     rental expense (b)             51       31       43       40       44
   Dividends on preferred
     securities of subsidiary
     trusts (c)                     60        -        -        -        -
                               -------  -------  -------  -------  -------
   Total fixed charges -
     continuing operations      $  566   $  473   $  498     $549   $  554
                               -------  -------  -------  -------  -------

   RATIO OF EARNINGS TO FIXED
     CHARGES (1 divided by 2)     4.18     4.41     4.60     1.37**   4.21
                               =======  =======  =======  =======  =======

   (a)  Includes capitalized interest.
   (b)  Computed as 1/3 of operating rental expense.
   (c) Dividends on corporation-obligated mandatorily redeemable preferred subsidiary trusts issued in 1996.

* Restated to reflect the spin-off of the Corporation's wireless operations which are excluded from amounts for the "continuing operations" of Pacific Telesis Group.

** Results for 1993 reflect restructuring charges which reduced income from continuing operations before income taxes by $1,431 million.